Exhibit 99.1

                   ARIAD Reports Third Quarter 2007
                               Results

                 Key Milestones Achieved Year-to-Date


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 7, 2007--ARIAD
Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced financial results for the quarter and nine months ended September 30, 2007 and provided an update on corporate developments.

    "The past few months have been marked by major milestones in ARIAD's evolution, led by the announcement of our collaboration with Merck & Co., Inc. on our most advanced oncology product, deforolimus, and the launch of our Phase 3 pivotal trial under a Special Protocol Assessment for oral deforolimus in metastatic sarcomas," said Harvey
J. Berger, M.D., chairman and chief executive officer of ARIAD. "The highly favorable financial terms and innovative structure of the Merck collaboration provide the foundation for becoming a fully integrated oncology company. To this end, we are also advancing our second development candidate, AP24534, to clinical trials. This multi-targeted kinase inhibitor has a unique profile and has demonstrated compelling preclinical results in models of chronic myeloid leukemia. We expect to file an Investigational New Drug application for AP24534 and to present new data at the American Society of Hematology meeting, both by year end 2007."

    Financial Highlights

    For the quarter ended September 30, 2007, the Company reported a net loss of $10.9 million, or $0.16 per share, as compared to a net loss of $15.2 million, or $0.25 per share, for the quarter ended September 30, 2006. For the nine months ended September 30, 2007, the Company reported a net loss of $42.8 million, or $0.63 per share, as compared to a net loss of $47.6 million, or $0.77 per share, for the nine months ended September 30, 2006. These results reflect the initial positive impact of the Company's collaboration with Merck & Co., Inc., announced in July 2007, for the development and commercialization of deforolimus, resulting in higher license and collaboration revenue based on upfront and milestone payments and lower research and development expenses due to the cost sharing provisions of the collaboration agreement.

    For the nine months ended September 30, 2007, cash provided by operations was $33.9 million, as compared to cash used in operations of $42.2 million for the nine months ended September 30, 2006. Cash provided by operations for the nine months ended September 30, 2007 includes the $75 million up-front payment received from Merck pursuant to the terms of the collaboration agreement. The Company ended the third quarter of 2007 with $86.1 million in cash, cash equivalents and marketable securities, compared with $39.8 million at the end of 2006.

    In connection with the recently announced initiation of the Phase 3 clinical trial of deforolimus in patients with metastatic sarcomas, the Company will receive a $13.5 million payment from Merck in the fourth quarter of 2007. Based on the Company's current operating projections and the favorable impact of the Merck collaboration, the Company has raised its guidance for cash, cash equivalents and marketable securities at December 31, 2007 from a range of $72 million to $76 million to approximately $80 million.

    Corporate and Development Highlights

    Recent developments at ARIAD highlight the progress being made in the Company's lead programs:

    Novel mTOR Inhibitor - Deforolimus in Oncology

    -- Initiation of Phase 3 SUCCEED Trial: ARIAD initiated the SUCCEED (Sarcoma Multi-Center Clinical Evaluation of the Efficacy of Deforolimus) trial under a Special Protocol Assessment with the Food and Drug Administration. The SUCCEED trial is a randomized, double-blind, placebo-controlled Phase 3 study of oral deforolimus in approximately 650 patients with metastatic sarcomas who have achieved a favorable response to chemotherapy. This pivotal trial will assess progression-free survival as the primary endpoint and overall survival as a secondary endpoint.

    -- Global Collaboration with Merck & Co. to Jointly Develop and Commercialize Deforolimus: The companies are planning a broad-based global development program in which clinical trials and biomarker studies will be conducted concurrently in multiple cancer indications. The companies share overall responsibility for global commercialization and development - key components of ARIAD's strategy to build a sustainable oncology business. The agreement calls for up to $727 million in upfront and milestone payments to ARIAD and at least $200 million in estimated contributions by Merck to global development. Of note, ARIAD will distribute and sell deforolimus for all cancer indications and book all sales in the U.S. ARIAD's potential commercial return will be based on 50/50 profit sharing in the U.S. and royalties paid by Merck on sales of deforolimus outside the U.S.

    Novel mTOR Inhibitor - Deforolimus in Drug-Eluting Stents

    -- New Deforolimus-Eluting Stent Study from Medinol Ltd. Collaboration Presented at TCT 2007 Annual Meeting: A team of scientists from Medinol, Exogenesis Corp. and ARIAD have collaborated to develop a carrier-free (non-polymer based) deforolimus-eluting stent, and initial in-vitro data on this stent system were presented, for the first time, at the Transcatheter Cardiovascular Therapeutics (TCT) Annual Meeting in Washington, D.C., October 20 - 25, 2007. These studies demonstrated the feasibility of delivering deforolimus with controlled kinetics from a Medinol stent using the Exogenesis "gas cluster ion beam" technology for surface modification of implantable medical devices. Eliminating the drug carrier entirely may lead to a decreased incidence of late adverse events after implantation of drug-eluting stents.

    -- Collaboration with ICON Medical Corp. to Develop Deforolimus-Eluting Stents: ARIAD entered into a non-exclusive license agreement with ICON Medical Corp., under which ICON may develop and commercialize drug-eluting stents that deliver deforolimus to prevent restenosis of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty. As part of the agreement, ARIAD received an equity stake in ICON and is eligible to receive up to $27 million in payments based on achievement of certain clinical, regulatory and commercial milestones for two products and royalties on worldwide sales of all ICON medical devices delivering deforolimus. This agreement highlights how ARIAD has leveraged its core assets by exploiting commercial opportunities outside of oncology.

    Novel Bcr-Abl Inhibitor for Drug-Resistant CML - AP24534

    -- Design of Small-Molecule Drugs to Treat Drug Resistant Leukemia Published: The September issue of Chemical Biology and Drug Design highlighted the high-resolution structure of the protein responsible for one of the major clinically relevant genetic variants of drug-resistant chronic myeloid leukemia (CML). These findings by a team of ARIAD scientists were used to guide the design of ARIAD's oral multi-targeted kinase inhibitor, AP24534, for use in CML and other cancers. This study showed in detail how inhibitors of the Bcr-Abl protein, such as AP24534, are able to overcome the structural changes induced by the T315I mutation - which currently accounts for 15 to 20 percent of all drug resistance in CML - and bind to the mutated form of the protein.

    Upcoming Scientific and Medical Meetings

    ARIAD has presentations at the following scientific and medical meeting:

    --  American Society Hematology 49th Annual Meeting, Atlanta,
        Georgia, December 8 to 11, 2007.

    Upcoming Investor Meetings

    ARIAD management will make corporate presentations at the upcoming investor conferences:

    -- Lazard Capital Markets 4th Annual Healthcare Conference, New York, New York, November 27 to 28, 2007.

    -- JPMorgan 26th Annual Healthcare Conference, San Francisco, California, January 7 to 10, 2008.

    Today's Conference Call Reminder

    ARIAD will hold a live webcast of its quarterly conference call today at 8:30 a.m. (EDT). The live webcast can be accessed by visiting the investor relations section of the Company's website at http://www.ariad.com/investor. The call can be accessed by dialing 1-800-591-6923 (domestic) or 617-614-4907 (international) five minutes prior to the start time and providing the passcode 30619185. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate. Medinol Ltd. and ICON Medical Corp. are also developing deforolimus-eluting stents to prevent restenosis of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    This press release contains "forward-looking statements," including statements related to future development plans and regulatory filings for our product candidates, commercialization plans for deforolimus, and the amount and timing of milestone payments from partners. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-(kappa)B patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, key employees, markets, economic conditions, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.



             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands,
 except share and    Three Months Ended         Nine Months Ended
 per share data         September 30,             September 30,
                   -----------------------  -------------------------
                      2007         2006          2007         2006
                   ----------   ----------    ----------   ----------
                         (Unaudited)                (Unaudited)

Total license
 revenue          $     1,602  $       229   $     1,981  $       688
                   ----------   ----------    ----------   ----------

Operating
 expenses:
   Research and
    development         8,242       10,564        29,805       32,382
   General and
    administrative      5,006        5,244        16,307       17,231
                   ----------   ----------    ----------   ----------
       Total
        operating
        expenses       13,248       15,808        46,112       49,613
                   ----------   ----------    ----------   ----------

Other income, net         796          359         1,325        1,351
                   ----------   ----------    ----------   ----------
Net loss          $   (10,850) $   (15,220)  $   (42,806) $   (47,574)
                   ==========   ==========    ==========   ==========

Net loss per
 common share
 (basic and
 diluted)         $      (.16) $      (.25)  $      (.63) $      (.77)
                   ==========   ==========    ==========   ==========

Weighted average
 number of shares
 of common stock
 outstanding
 (basic and
 diluted)          69,160,289   62,120,381    67,870,622   62,013,462




           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands                               September 30,  December 31,
                                               2007           2006
                                           -------------  ------------
                                            (Unaudited)
Cash, cash equivalents and marketable
 securities                               $       86,110 $      39,804
Total assets                              $      100,704 $      51,043
Total liabilities                         $       94,453 $      20,781
Stockholders' equity                      $        6,251 $      30,262



    CONTACT: ARIAD Pharmaceuticals, Inc.
             Edward M. Fitzgerald, 617-621-2345
             or
             Pure Communications
             Sondra Newman, 617-877-5687